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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25



                                                Commission File Number:000-24197
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                           NOTIFICATION OF LATE FILING


         (Check One):      / / Form 10-K          / / Form 11-K     / / Form 2-F
                           /X/ Form 10-Q          / / Form N-SAR

For Period Ended:

                  December 31, 1998
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/ / Transition Report on Form 10-K          / / Transition Report on Form 10-Q
/ / Transition Report on Form 20-F          / / Transition Report on Form N-SAR
/ / Transition Report on Form 11-K

For Transition Period Ended:

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             READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                              PLEASE PRINT OR TYPE

         Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                         Part I. REGISTRANT INFORMATION

Full name of registrant

                  DelSoft Consulting, Inc.
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Former name if applicable

                  N/A
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Address of principal executive office (Street and Number)

                  106 Bombay Lane
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City, State and Zip Code

                  Roswell, Georgia 30076
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                        PART II. RULE 12b-25 (B) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to this Rule 12-b25 (b), the following should be completed. (Check box if appropriate.

[X]
         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject quarterly report on Form 10-QSB, will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               PART III. NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N- SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Registrant requires additional time to complete certain disclosure information necessary to accurately complete Form 10-QSB for the period ended December 31, 1998. During the interim period between filing of the most recent Form 10-QSB there was one time charge in connection with the Company's termination of their Year 2000 re-mediation efforts.



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                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

                  Brian Koch                 (317)                575-8785
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                      (Name)              (Area Code)         (Telephone Number)

         (2) Have all other periodic reports required under Section 13 of 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                       /X/ Yes           /  / No

         (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        / / Yes          /X/ No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            DELSOFT CONSULTING, INC.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date

February 14, 2000


By /s/ Brian Koch
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         Brian Koch
         President